Exhibit 99.1

Coty Inc. Reports First Quarter Fiscal 2016 Results

Strong Progress on the Merger With the P&G Specialty Beauty Business

Mixed Q1 Fiscal 2016 Results

NEW YORK--(BUSINESS WIRE)--November 5, 2015--Coty Inc. (NYSE:COTY) today provided an update on the planned merger with the P&G Specialty Beauty Business and announced financial results for the first quarter of fiscal year 2016, ended September 30, 2015.

Commenting on the Merger Progress and Q1 Financial Results, Bart Becht, Chairman and Interim CEO said:

Merger Update
"In July 2015, we announced the intended merger of Coty with the P&G Specialty Beauty Business to create a strong global leader and challenger in the Beauty Industry, with market leading positions in Fragrances, Color Cosmetics and Hair Coloring & Styling, while also targeting a clear set of financial benefits.

Since that time much has happened. Over the last few months, the financing structure for this transaction has been put in place. Extensive discussions with the twelve licensors have taken place with respect to the transfer of their fragrance licenses to Coty. To date, ten out of the twelve licenses will transfer to Coty upon regulatory approval and completion of the transaction. This has allowed us to stay on track with the regulatory clearance process. As a result, we continue to anticipate a closure of the transaction in the second half of calendar 2016.

We have also announced the new organizational structure for the merged entity. That structure will be all about servicing consumers in terms of what they buy, where they shop, and how they buy. By putting the consumer first, and the salon professional first in the case of the salon business, we believe we will strengthen the growth trajectory of the merged entity. Each division will have full end to end responsibility to optimize the consumer beauty experience in its relevant categories and channels to drive sustainable profitable growth. As a result, we will be organizing the Coty business, upon completion, around three divisions:

  Coty Luxury Division, focused on servicing consumers in fragrances and skin care in a mostly prestige channel
  Coty Consumer Beauty Division, focused on servicing consumers in color cosmetics, retail hair coloring and styling products as well as body care in a mostly mass channel
  Coty Professional Beauty, focused on servicing salon owners and professionals in both hair and nail care

We will also be launching a new department, called Growth and Digital, which will be focused on accelerating top-line growth. It will regularly review Coty’s portfolio strategy and drive changes where needed. It will also work with the three divisions to improve their growth capabilities in areas such as innovation, traditional and digital communication, as well as sales execution and e-commerce. As a precursor to the formation of this department, we recently acquired Beamly, a cutting edge digital marketing firm. We have high hopes for this acquisition to improve the effectiveness and efficiencies of our digital marketing campaigns and help accelerate our e-commerce business.

This week we announced the acquisition of the Beauty & Personal Care business of Hypermarcas. This acquisition is expected to increase Coty’s exposure to higher growth emerging markets over time. We believe the transaction will also be an excellent platform to integrate the existing small Coty business and the P&G Specialty Beauty business in Brazil.

Finally, we have just announced the new Coty Executive Team, effective subject to the closing of the merger with the P&G Specialty Beauty Business. It is a team of highly experienced and proven executives. We believe the new consumer centric and category focused organizational structure and our strong brand portfolio, together with the new team, will position Coty well to realize its ambition of becoming a true leader and challenger in the Beauty Industry and drive profitable growth and shareholder value over time.

Q1 Results
Results in the first quarter were mixed. Profits were very good. The operating profit and margin continued showing very strong progress and earnings per share growth was up well ahead of profit growth, also helped by a one-off tax benefit. This confirms that our Global Efficiency Program continues to generate the benefits we have been targeting. On the other hand, revenue growth was not where we would like it to be. While Color Cosmetics growth continued to be very strong due to Sally Hansen and Rimmel, and Skin & Body Care trends are improving, Fragrance growth is lacking. Fragrance revenues continue to suffer from a very large number of unsustainable historical launches, not being compensated by current brand building efforts and launches. We will be working hard to clean up past portfolio practices, while strengthening our innovation pipeline and improving our capabilities in the areas of innovation and sales & marketing execution.

We continue to believe that our strategy of investment in growing our power brands while bringing Coty back to profitable growth behind our efficiency programs, remains the right basis for delivering shareholder value over time."

Results at a glance	Three Months Ended September 30, 2015
		Change YoY
(in millions, except per share data)		Reported Basis	Constant Currency
Net revenues	$1,112.3	(6%)	3%
Like-for-like*	(2%)
Operating income - reported	81.7	(32%)
Operating income - adjusted*	173.4	4%	12%
Net income - reported	125.7	>100%
Net income - adjusted*	219.7	>100%
EPS (diluted) - reported	$0.34	>100%
EPS (diluted) - adjusted*	$0.59	>100%

* These measures, as well as “free cash flow,” are Non-GAAP Financial Measures. Refer to “Basis of Presentation and Exceptional Items” and “Non-GAAP Financial Measures” for discussion of these measures. Net Income represents Net Income Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release.

First Quarter Fiscal 2016 Summary

  Net revenues of $1,112.3 million declined 2% like-for-like and decreased 6% as reported
  Adjusted operating income of $173.4 million increased 4% from $167.1 million in the prior-year period
  Reported net income of $125.7 million increased from $10.6 million in the prior-year period
  Adjusted net income of $219.7 million increased from $103.0 million in the prior-year period principally due to a favorable tax settlement of $113.3 million. Adjusted earnings per diluted share of $0.59 increased from $0.28 in the prior-year period
  Net cash provided by operating activities was $116.7 million compared to $26.2 million in the prior-year period

Basis of Presentation and Exceptional Items

The term “like-for-like” describes the performance of the business on a comparable basis, excluding material acquisitions, all divestitures, discontinued operations and foreign currency exchange translations to the extent applicable. “Like-for-like” does not exclude net revenues from joint venture consolidations and conversion from third-party to direct distribution. The term “adjusted” excludes the impact of nonrecurring items, private company share-based compensation expense, impairment charges and restructuring costs to the extent applicable. Refer to “Non-GAAP Financial Measures” for a definition of free cash flow.

Net revenues are reported by segment and geographic region and are discussed below on a like-for-like basis. Operating income is reported by segment. All changes in margin percentage are described in basis points rounded to the nearest tenth of a percent.

Net revenues and adjusted operating income are presented on an actual and a constant currency basis. Net revenues are also reported on an adjusted basis and like-for-like. Operating income, net income and earnings per diluted share (EPS (diluted)) are presented on a reported (GAAP) basis and an adjusted (non-GAAP) basis. Selling, general and administrative expense (SG&A), effective tax rate, cash tax rate, gross margin, net income, operating income and operating income margin are presented on an adjusted (non-GAAP) basis. Net revenues on a constant currency basis and like-for-like, adjusted net revenues, adjusted operating income on a constant currency basis, adjusted operating income, adjusted operating income margin, adjusted effective tax rate, adjusted cash tax rate, adjusted net income, adjusted gross margin, adjusted EPS (diluted), adjusted SG&A and free cash flow are non-GAAP financial measures. A reconciliation between GAAP and non-GAAP results can be found in the tables and footnotes at the end of this release.

First Quarter Fiscal 2016 Summary Operating Review

Net revenues of $1,112.3 million decreased 2% like-for-like and declined 6% as reported from the prior-year period. Continued strong like-for-like growth in Color Cosmetics was offset by declines in Fragrances and Skin & Body Care. The 9% like-for-like increase in the Color Cosmetics segment was driven by power brands Sally Hansen, Rimmel, and OPI. Fragrances declined 8% like-for-like driven by difficult innovation comparisons in the prior-year period and pressure on Calvin Klein. Skin & Body Care declined 1% like-for-like, driven primarily by lower net revenues from Playboy and philosophy, partially offset by like-for-like growth in adidas. By geographic region, solid growth in Asia Pacific was offset by declines in EMEA and the Americas. Asia Pacific net revenues grew 4% like-for-like, reflecting growth in Australia, Southeast Asia, and regional exports. EMEA revenues decreased 3% like-for-like, as declines in the UK and Travel Retail were partially offset by growth in Eastern Europe, the Middle East, and Germany. Americas net revenues decreased 3% like-for-like, reflecting moderate declines in the U.S., Travel Retail, and a decrease in Brazil as a result of difficult comparisons in the prior year period as well as underlying economic weakness.

Adjusted gross margin of 60.3% increased from 59.6% in the prior-year period, driven by supply chain efficiencies.

Adjusted SG&A expense as a percentage of adjusted net revenues decreased to 43.0% from 43.9% in the prior-year period, reflecting lower fixed costs as well as efforts to maintain working media investments behind the brands while reducing non-working media and other advertising and promotion spending.

Operating income decreased to $81.7 million from $120.1 million in the prior-year period. The reported operating income decrease primarily reflected acquisition related costs and higher restructuring costs.

Adjusted operating income increased 4% to $173.4 million from $167.1 million in the prior-year period. As a percentage of adjusted net revenues, adjusted operating margin increased 150 basis points to 15.6% from 14.1%.

Adjusted effective tax rate was (44.0%) compared to 24.9% in the prior-year period. The decline was primarily driven by the recognition of certain tax benefits upon settlement of certain audits totaling $113.3 million. The adjusted cash tax rate for the quarter was 23.3%.

Net income increased to $125.7 million from $10.6 million in the prior-year period, reflecting the recognition of certain tax benefits as discussed above and the expense incurred on early extinguishment of debt related to the prepayment of the Company’s Senior Notes in the prior-year period, partially offset by lower operating income.

Adjusted net income increased to $219.7 million from $103.0 million in the prior-year period, fueled by the recognition of certain tax benefits as discussed above as well as higher adjusted operating income. As a percentage of net revenues, adjusted net income margin increased to 19.8% from 8.7% in the prior-year period.

Cash Flows

  Net cash provided by operating activities in the quarter was $116.7 million, compared to $26.2 million in the prior-year period, primarily driven by higher profitability and working capital improvement.
  Free cash flow was $74.1 million in the quarter compared to $(33.7) million in the prior-year period.
  During the quarter, the Company repurchased in the open market 5.5 million Class A shares for $155.7 million.
  Net debt increased by $83.1 million to $2,376.5 million from $2,293.4 million at June 30, 2015.

First Quarter Fiscal 2016 Business Review by Segment

	Three Months Ended September 30,
	Net Revenues		Change			Adjusted Operating Income		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like	2015	2014	Reported Basis	Constant Currency
Fragrances	$548.1	$640.9	(14%)	(8%)	(8%)	$108.9	$120.5	(10%)	(2%)
Color Cosmetics	390.9	344.1	14%	25%	9%	57.7	41.2	40%	50%
Skin & Body Care	173.3	197.3	(12%)	(2%)	(1%)	6.8	5.4	26%	46%
Total	$1,112.3	$1,182.3	(6%)	3%	(2%)	$173.4	$167.1	4%	12%

Fragrances

  Fragrances net revenues decreased 8% like-for-like driven by difficult innovation comparisons in the prior-year period and pressure on Calvin Klein.
  Adjusted operating income for Fragrances decreased 10% to $108.9 million from $120.5 million in the prior-year period, resulting in a 19.9% adjusted operating income margin, an increase of 110 basis points versus the prior-year period.

Color Cosmetics

  Color Cosmetics net revenues increased 9% like-for-like driven by strong growth in the Sally Hansen and Rimmel power brands, reflecting the success of new launches.
  Adjusted operating income for Color Cosmetics increased 40% to $57.7 million from $41.2 million in the prior-year period, resulting in a 14.8% adjusted operating income margin, an increase of 280 basis points compared to the prior-year period.

Skin & Body Care

  Skin & Body Care net revenues decreased 1% like-for-like, driven primarily by lower net revenues from Playboy and a decrease in philosophy as a result of shipment phasing at a key customer, partially offset by growth in adidas supported by new launches.
  Adjusted operating income for Skin & Body Care increased 26% to $6.8 million from $5.4 million in the prior-year period, resulting in a 3.9% adjusted operating income margin, an increase of 120 basis points compared to the prior-year period.

First Quarter Fiscal 2016 Business Review by Geographic Region

	Three Months Ended September 30,
	Net Revenues		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like
Americas	$423.2	$447.3	(5%)	(3%)	(3%)
EMEA	557.3	593.9	(6%)	7%	(3%)
Asia Pacific	131.8	141.1	(7%)	4%	4%
Total	$1,112.3	$1,182.3	(6%)	3%	(2%)

Americas

  The net revenues like-for-like decrease in the region reflects moderate declines in the U.S., Travel Retail, and a decrease in Brazil as a result of difficult comparisons in the prior year period which benefited from the start of the commercial partnership with Avon, as well as underlying economic weakness.
  Key growth brands in the region include Sally Hansen and Rimmel.

Europe, the Middle East & Africa

  The like-for-like decrease in net revenues was driven by declines in the UK and Travel Retail, partially offset by growth in Eastern Europe, the Middle East, and Germany.
  Key growth brands in the region include power brands Sally Hansen, Rimmel and adidas.

Asia Pacific

  Net revenues like-for-like growth was primarily driven by Australia, Southeast Asia, and regional exports, partially offset by declines in China and Travel Retail.
  Key growth brands in the region include power brands Calvin Klein, OPI, Rimmel, and adidas.

Outlook for Fiscal 2016 Full Year

The Company remains focused on growing its power brands around the world through innovation, strong support levels and improved “in-market” execution. Coty remains focused on cost optimization opportunities to improve profitability and to provide for investment in its power brands.

Other noteworthy company developments:

  On September 11th, Coty announced a 25% increase in the company’s 2015 annual dividend to $0.25 from $0.20 per share on its Class A and Class B Common Stock, which was paid on October 15, 2015.
  On October 19th, the Company announced the acquisition of leading global digital marketing platform Beamly. Coty believes the acquisition will provide a significant step change in Coty’s own digital engagement capabilities, benefiting from Beamly’s suite of social data benchmarking, content creation, content optimization and consumer engagement tools to deliver Coty’s brand strategies.
  On October 27th, the Company closed on a $4.5 billion credit facility to re-finance existing Coty debt with new borrowings subject to longer maturities. In addition, certain lenders have committed to loan up to $4.5 billion to an affiliate of P&G which is expected to be conveyed to Coty in connection with the expected merger with the P&G Specialty Beauty Business.
  On November 2nd, Coty announced the acquisition of Hypermarcas' Beauty & Personal Care business. This is a $253.5 million (R$977.5 million) net revenue business as of 2014, with an offering of brands that hold leading positions in the highly competitive Brazilian beauty and personal care market, which is the third largest in the world.
  On November 3rd, Coty announced a new category-focused and consumer-centric organizational structure, as well as the future leadership team for the company, both of which will become effective subject to completion of Coty’s merger with the P&G Specialty Beauty Business.

Conference Call

Coty Inc. will host a conference call at 9:00 a.m. (ET) today, November 5, 2015 to discuss its results. The dial-in number for the call is (855) 889-8783 in the U.S. or (720) 634-2929 internationally (conference passcode number: 64303501). The call will also be webcast live at http://investors.coty.com. The conference call will be available for replay. The replay dial-in number is (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. (conference passcode number: 64303501).

About Coty Inc.

Coty is a leading global beauty company with net revenues of $4.4 billion for the fiscal year ended June 30, 2015. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such power brands as adidas, Calvin Klein, Chloé, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this release are forward-looking statements. These forward-looking statements reflect Coty Inc.’s (the “Company”) current views with respect to, among other things, its future operations and financial performance; new brand and business partnerships; expected growth; its ability to support its planned business operation on a near- and long-term basis and its outlook for the full year fiscal 2015. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “target”, “committed”,

“aim” and similar words or phrases. Reported results should not be considered an indication of future performance, and actual results may differ materially from the results predicted due to risks and uncertainties including:

  the Company’s ability to achieve its global business strategy and compete effectively in the beauty industry;
  the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and market acceptance of new products;

  the Company’s ability to identify suitable acquisition targets and managerial, integration, operational and financial risks associated with those acquisitions, including its recent acquisitions of Bourjois and Beamly and our expected transactions with The Procter & Gamble Company (“P&G”) to purchase P&G’s fine fragrances, color cosmetics and hair color businesses and with Hypermarcas to purchase Hypermarcas' personal care and beauty business;
  the Company’s ability to implement the Organizational Redesign restructuring program as planned and the success of the program in delivering anticipated improvements and efficiencies;
  risks related to the Company’s international operations, including reputational, regulatory, economic and foreign political risks, such as the political instability in Eastern Europe and the Middle East, the debt crisis and economic environment in Europe and fluctuations in currency exchange rates;
  dependence on certain licenses, entities performing outsourced functions and third-party suppliers;
  the Company’s and its brand partners’ and licensors’ ability to obtain, maintain and protect the intellectual property rights used in the Company’s products and the Company’s and its brand partners’ abilities to protect their respective reputations;
  the ability and willingness of the Company’s business partners to deliver under the Company’s agreements with them;
  administrative, development or other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;
  impairments to the Company’s goodwill and other assets;
  global political and/or economic uncertainties or disruptions, including a general economic downturn, a sudden disruption in business conditions affecting consumer purchases of the Company’s products and volatility in the financial markets;
  the Company’s ability to manage seasonal variability;
  consolidation among retailers, shifts in consumers’ preferred distribution channels, and other changes in the retail environment in which the Company sells its products;
  disruptions in operations;
  increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches;
  changes in laws, regulations and policies that affect the Company’s business or products; and
  the illegal distribution and sale by third parties of counterfeit versions of the Company’s products.

More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and other periodic reports the Company may file with the Securities and Exchange Commission from time to time.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

Non-GAAP Financial Measures

The company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues and adjusted operating income.

The Company presents growth on a like-for-like basis. The Company believes that like-for-like growth better enables management and investors to analyze and compare our organic growth from period to period. In the periods described in this release, like-for-like growth excludes the impact of foreign currency exchange translations, the discontinuation of the TJoy brand, the reorganization of our mass business in China, the divestiture of one of our licenses and the expiration of a certain North American service agreement that was not renewed and does not exclude revenues from the acquisition or conversion of third-party distributors. For reconciliation of our net revenues like-for-like growth, see the table entitled “Reconciliation of Reported Net revenues to Like-For-Like Net Revenues.” For a reconciliation of our like-for-like growth by segment and geographic region, see the tables entitled “Net Revenues and Adjusted Operating Income by Segment” and “Net Revenues by Geographic Regions.”

The Company presents SG&A, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare the underlying business results from period to period. In calculating adjusted SG&A expense, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin and EPS (diluted), the Company excludes the impact of nonrecurring items, private company share-based compensation expense, impairment charges and restructuring costs, to the extent applicable. The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted SG&A expense to SG&A expense, adjusted gross margin to gross margin, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the table entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income.” For a reconciliation of adjusted effective tax rate and adjusted cash tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes, Effective Taxes and Cash Tax Rate.” For a reconciliation of adjusted net income and adjusted net income margin to net income, see the table entitled “Reconciliation of Reported Net Income to Adjusted Net Income.”

The Company presents net working capital, which is defined as Accounts Receivable plus Inventory minus Accounts Payable, which can be found in the “Consolidated Balance Sheet.”

The Company also presents free cash flow and the cash conversion ratio. Free cash flow is defined as net cash provided by operating activities, less capital expenditures. Free cash flow excludes cash used for private company stock option exercises and cash used for acquisitions. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow.” The cash conversion ratio is defined as net cash provided by operating activities divided by the adjusted operating income.

These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended September 30, 2015
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$1,112.3		$1,112.3	$102.7	$1,215.0
Cost of sales	443.7	2.5	441.2	40.4	481.6
Gross profit	668.6	(2.5)	671.1	62.3	733.4
Gross margin	60.1%		60.3%		60.4%
Selling, general and administrative expenses	484.3	5.8	478.5	47.2	525.7
as % of Net revenues	43.5%		43.0%		43.3%
Amortization expense	19.2	—	19.2	0.8	20.0
Restructuring costs	62.1	62.1	—	—	—
Asset impairment charges	5.5	5.5	—	—	—
Acquisition-related costs	15.8	15.8	—	—	—
Operating income	81.7	91.7	173.4	14.3	187.7
as % of Net revenues	7.3%		15.6%		15.4%
Interest expense, net	16.0	—	16.0
Other income, net	(0.3)	—	(0.3)
Income before income taxes	66.0	91.7	157.7
Benefit for income taxes	(67.1)	2.3	(69.4)
Net income	133.1	94.0	227.1
Net income attributable to noncontrolling interests	4.4	—	4.4
Net income attributable to redeemable noncontrolling interests	3.0	—	3.0
Net income attributable to Coty Inc.	$125.7	$94.0	$219.7
as % of Net revenues	11.3%		19.8%

EPS (diluted)	$0.34		$0.59

	Three Months Ended September 30, 2014
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,182.3	$0.5	$1,181.8
Cost of sales	482.2	5.3	476.9
Gross profit	700.1	(4.8)	704.9
Gross margin	59.2%		59.6%
Selling, general and administrative expenses	520.6	1.7	518.9
as % of Net revenues	44.0%		43.9%
Amortization expense	18.9	—	18.9
Restructuring costs	40.5	40.5	—
Asset impairment charges	—	—	—
Operating income	120.1	47.0	167.1
as % of Net revenues	10.2%		14.1%
Interest expense, net	19.6	—	19.6
Other income, net	—	—	—
Loss on extinguishment of debt	88.8	88.8	—
Income before income taxes	11.7	135.8	147.5
(Benefit) provision for income taxes	(5.0)	(41.8)	36.8
Net income	16.7	94.0	110.7
Net income attributable to noncontrolling interests	5.0	(1.6)	6.6
Net income attributable to redeemable noncontrolling interests	1.1	—	1.1
Net income attributable to Coty Inc.	$10.6	$92.4	$103.0
as % of Net revenues	0.9%		8.7%

EPS (diluted)	$0.03		$0.28

(a) “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME

	Three Months Ended September 30,
(in millions)	2015	2014	Change
Reported Operating Income	81.7	120.1	(32%)
% of Net revenues	7.3%	10.2%
Restructuring and other business realignment costs (a)	67.0	41.3	62%
Acquisition-related costs (b)	18.3	4.7	>100%
Share-based compensation expense adjustment (c)	0.9	0.6	50%
Asset impairment charges (d)	5.5	—	N/A
China Optimization (e)	—	0.4	(100%)
Total adjustments to Reported Operating Income	91.7	47.0	95%
Adjusted Operating Income	173.4	167.1	4%
% of Net revenues	15.6%	14.1%

(a) For the three months ended September 30, 2015, charges related to restructuring programs of $62.1 included in restructuring costs in the Condensed Consolidated Statements of Operations, which consist of Acquisition Integration Program and Organizational Redesign. We incurred business structure realignment costs of $4.9, primarily related to our Organizational Redesign and certain other programs, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. For the three months ended September 30, 2014, charges related to restructuring programs of $40.5 included in restructuring costs in the Condensed Consolidated Statements of Operations in Corporate, which primarily relates to the Organization Redesign. We incurred business structure realignment costs of $0.8, primarily related to certain programs, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

(b) In the three months ended June 30, 2015, we completed the acquisition of the Bourjois cosmetic brand ("Bourjois acquisition"). For the three months ended September 30, 2015, we incurred acquisition-related costs of $18.3. This includes acquisition related costs of $15.8, in the Condensed Consolidated Statements of Operations, and $2.5 of costs related to acquisition accounting impacts of revaluation of acquired inventory related to the Bourjois acquisition, included in the cost of sales in the Condensed Consolidated Statements of Operations. For the three months ended September 30, 2014, acquisition-related costs of $4.7 related to the revaluation of inventory buyback associated with the conversion from distributor to subsidiary distribution model in a select emerging market, included in cost of sales in the Condensed Consolidated Statements of Operations.

(c) Share-based compensation expense adjustment included in the calculation of Adjusted Operating Income was $0.9 and $0.6 in the three months ended September 30, 2015 and 2014, respectively. The increase in the share-based compensation expense adjustment primarily reflects a decrease in the actual and expected forfeiture rate reflecting the impact of our Organizational Redesign.

(d) For the three months ended September 30, 2015, the asset impairment charges of $5.5 represent the write-off of long-lived assets in Southeast Asia consisting of customer relationships, reported in Corporate.

(e) In fiscal year 2014 we announced the discontinuation of our TJoy brand and the reorganization of our mass business in China ("China Optimization"). For the three months ended September 30, 2014, we incurred costs of $0.4 related to China Optimization, which consists of costs of $1.7 in the Skin & Body Care segment and income of $1.3 in the Color Cosmetics segment. China Optimization costs primarily reflect the refinement in estimates.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES, EFFECTIVE TAX RATES AND CASH TAX RATES

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
	Income			Income
	Before			Before	(Benefit)
	Income	Benefit for	Effective	Income	Provision	Effective
(in millions)	Taxes	Taxes	Tax Rate	Taxes	for Taxes	Tax Rate
Reported Income Before Taxes	$66.0	$(67.1)	(101.7)%	$11.7	$(5.0)	(42.7)%
Adjustments to Reported Operating Income (a)	91.7	(2.3)		47.0	14.5
Other Adjustments	—	—		88.8	27.3
Adjusted Income Before Taxes	$157.7	$(69.4)	(44.0%)	$147.5	$36.8	24.9%

(a) See "Reconciliation of Operating Income to Adjusted Operating Income"

	Adjusted			Adjusted
	Income	Cash Paid		Income	Cash Paid
	Before	for Income	Cash Tax	Before	for Income	Cash Tax
	Taxes	Taxes	Rate	Taxes	Taxes	Rate
Cash Paid for Income Taxes	$157.7	36.8	23.3%	$147.5	26.6	18.0%

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended September 30,
(in millions)	2015	2014	Change
Reported Net Income Attributable to Coty Inc.	$125.7	$10.6	>100%
% of Net revenues	11.3%	0.9%
Adjustments to Reported Operating Income (a)	91.7	47.0	95%
Loss on early extinguishment of debt (b)	—	88.8	(100%)
Adjustments to noncontrolling interest expense (c)	—	(1.6)	100%

Change in tax provision due to adjustments to Reported Net Income Attributable to Coty Inc.	2.3	(41.8)	>100%
Adjusted Net Income Attributable to Coty Inc.	$219.7	$103.0	>100%
% of Net revenues	19.8%	8.7%

Per Share Data
Adjusted weighted-average common shares
Basic	360.0	354.2
Diluted	369.9	364.3
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.61	$0.29
Diluted	$0.59	$0.28

(a) See “Reconciliation of Reported Operating Income to Adjusted Operating Income.”

(b) In the three months ended September 30, 2014 loss on early extinguishment of debt associated with repurchase of the Senior Notes. Included in loss on early extinguishment of debt in the Condensed Consolidated Statements of Operations.

(c) In the three months ended September 30, 2014 noncontrolling interest expense related to the revaluation of inventory buyback associated with the conversion from distributor to subsidiary distribution model in a select emerging market. Included in net income attributable to noncontrolling interests in the Condensed Consolidated Statements of Operations.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended September 30,
(in millions)	2015	2014
Net cash provided by operating activities	$116.7	$26.2
Capital expenditures	(42.6)	(59.9)
Free cash flow	$74.1	$(33.7)

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended September 30,
	Net Revenues		Change			Adjusted Operating Income		Change
			Reported	Constant				Reported	Constant
(in millions)	2015	2014	Basis	Currency	Like-for-like	2015	2014	Basis	Currency
Fragrances	$548.1	$640.9	(14%)	(8%)	(8%)	$108.9	$120.5	(10%)	(2%)
Color Cosmetics	390.9	344.1	14%	25%	9%	57.7	41.2	40%	50%
Skin & Body Care	173.3	197.3	(12%)	(2%)	(1%)	6.8	5.4	26%	46%
Total	$1,112.3	$1,182.3	(6%)	3%	(2%)	$173.4	$167.1	4%	12%

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended September 30,
	Net Revenues		Change
			Reported	Constant
(in millions)	2015	2014	Basis	Currency	Like-for-like
Americas	$423.2	$447.3	(5%)	(3%)	(3%)
EMEA	557.3	593.9	(6%)	7%	(3%)
Asia Pacific	131.8	141.1	(7%)	4%	4%
Total	$1,112.3	$1,182.3	(6%)	3%	(2%)

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended September 30,
(in millions)	2015	2014	Change
Reported Net Revenues	$1,112.3	$1,182.3	(6%)
Bourjois acquisition	45.5		(100%)
TJoy discontinuation and China Optimization		0.3	N/A
Net Revenues (excluding TJoy Discontinuation, China Optimization and Bourjois)	$1,066.8	$1,182.0	(10%)
Net Revenue at Constant Rates	$1,215.0	$1,182.3	3%

Net Revenues at Constant Rate (excluding TJoy Discontinuation, China Optimization and Bourjois)	$1,159.8	$1,182.0	(2%)

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended September 30, 2015
					Adjusted
				Foreign	Results at
	Reported		Adjusted	Currency	Constant
(in millions)	(GAAP)	Adjustments (a)	(Non-GAAP)	Translation	Currency
OPERATING INCOME (LOSS)
Fragrances	$108.9	$—	$108.9	$9.3	$118.2
Color Cosmetics	57.7	—	57.7	3.9	61.6
Skin and Body Care	6.8	—	6.8	1.1	7.9
Corporate	(91.7)	(91.7)	—	—	—
Total	$81.7	$(91.7)	$173.4	$14.3	$187.7

OPERATING MARGIN
Fragrances	19.9%		19.9%		20.0%
Color Cosmetics	14.8%		14.8%		14.3%
Skin and Body Care	3.9%		3.9%		4.1%
Corporate	N/A		N/A		N/A
Total	7.3%		15.6%		15.4%

	Three Months Ended September 30, 2014
	Reported		Adjusted
(in millions)	(GAAP)	Adjustments ((a))	(Non-GAAP)
OPERATING INCOME (LOSS)
Fragrances	$120.5	$—	$120.5
Color Cosmetics	42.5	1.3	41.2
Skin and Body Care	3.7	(1.7)	5.4
Corporate	(46.6)	(46.6)	—
Total	$120.1	$(47.0)	$167.1

OPERATING MARGIN
Fragrances	18.8%		18.8%
Color Cosmetics	12.4%		12.0%
Skin and Body Care	1.9%		2.7%
Corporate	N/A		N/A
Total	10.2%		14.1%

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

COTY INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
(in millions, except per share data)	2015	2014
Net revenues	$1,112.3	$1,182.3
Cost of sales	443.7	482.2
as % of Net revenues	39.9%	40.8%
Gross profit	668.6	700.1
Gross margin	60.1%	59.2%

Selling, general and administrative expenses	484.3	520.6
as % of Net revenues	43.5%	44.0%
Amortization expense	19.2	18.9
Restructuring costs	62.1	40.5
Acquisition-related costs	15.8	—
Asset impairment charges	5.5	—
Operating income	81.7	120.1
as % of Net revenues	7.3%	10.2%
Interest expense, net	16.0	19.6
Loss on extinguishment of debt	—	88.8
Other income	(0.3)	—
Income before income taxes	66.0	11.7
as % of Net revenues	5.9%	1.0%
Benefit for income taxes	(67.1)	(5.0)
Net income	133.1	16.7
as % of Net revenues	12.0%	1.4%
Net income attributable to noncontrolling interests	4.4	5.0
Net income attributable to redeemable noncontrolling interests	3.0	1.1
Net income attributable to Coty Inc.	$125.7	$10.6
as % of Net revenues	11.3%	0.9%
Net income attributable to Coty Inc. per common share:
Basic	$0.35	$0.03
Diluted	$0.34	$0.03
Weighted-average common shares outstanding:
Basic	360.0	354.2
Diluted	369.9	364.3

COTY INC. & SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2015	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$416.0	$ 341.3
Trade receivables—less allowances of $22.7 and $19.6, respectively	772.9	679.6
Inventories	585.9	557.8
Prepaid expenses and other current assets	178.4	191.0
Deferred income taxes	84.8	86.7
Total current assets	2,042.2	1,856.4
Property and equipment, net	483.6	500.2
Goodwill	1,528.7	1,530.7
Other intangible assets, net	1,888.6	1,913.6
Deferred income taxes	9.8	10.4
Other noncurrent assets	208.3	207.6
TOTAL ASSETS	$6,161.2	$ 6,018.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$773.1	$ 748.4
Accrued expenses and other current liabilities	830.0	719.2
Short-term debt and current portion of long-term debt	41.9	28.8
Income and other taxes payable	32.6	22.4
Deferred income taxes	9.6	7.4
Total current liabilities	1,691.4	1,526.2
Long-term debt	2,750.6	2,605.9
Pension and other post-employment benefits	207.0	206.5
Deferred income taxes	334.5	352.6
Other noncurrent liabilities	200.0	256.7
Total liabilities	5,183.5	4,947.9
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	84.4	86.3
EQUITY:
Common Stock	4.0	3.9
Additional paid-in capital	1,991.1	2,044.4
Accumulated deficit	(68.2)	(193.9)
Accumulated other comprehensive loss	(286.1)	(274.0)
Treasury stock	(766.3)	(610.6)
Total Coty Inc. stockholders’ equity	874.5	969.8
Noncontrolling interests	18.8	14.9
Total equity	893.3	984.7
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,161.2	$ 6,018.9

COTY INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$133.1	$16.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57.5	58.8
Asset impairment charges	5.5	—
Deferred income taxes	(97.4)	(12.9)
Provision for bad debts	0.8	1.6
Provision for pension and other post-employment benefits	3.1	5.6
Share-based compensation	9.5	0.1
Loss on early extinguishment of debt	—	88.8
Other	7.4	6.0
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(104.7)	(167.0)
Inventories	(34.1)	(46.0)
Prepaid expenses and other current assets	11.9	3.1
Accounts payable	43.3	35.7
Accrued expenses and other current liabilities	44.5	56.3
Tax accruals	(10.2)	(24.4)
Other noncurrent assets	2.8	2.5
Other noncurrent liabilities	43.7	1.3
Net cash provided by operating activities	116.7	26.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(42.6)	(59.9)
Payments for business combinations	—	(0.6)
Proceeds from sale of asset	0.1	0.1
Net cash used in investing activities	(42.5)	(60.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, original maturity more than three months	9.2	609.8
Repayments of short-term debt, original maturity more than three months	(5.9)	(5.5)
Net proceeds from short-term debt, original maturity less than three months	10.7	29.7
Proceeds from revolving loan facilities	195.0	152.0
Repayments of revolving loan facilities	(50.0)	(341.5)
Proceeds from issuance of long-term debt	—	0.9
Repayment of Senior Notes	—	(584.6)
Net proceeds from issuance of Common Stock	9.8	7.8
Payments for purchases of Common Stock held as Treasury Stock	(155.7)	—
Net proceeds from foreign currency contracts	1.9	3.5
Purchase of additional noncontrolling interests	—	(14.9)
Distributions to redeemable noncontrolling interests	(2.9)	(0.2)
Payment of deferred financing fees	(5.5)	(5.0)
Net cash provided by (used in) financing activities	6.6	(148.0)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(6.1)	(53.1)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	74.7	(235.3)
CASH AND CASH EQUIVALENTS—Beginning of period	341.3	1,238.0
CASH AND CASH EQUIVALENTS—End of period	416.0	1,002.7
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the year for interest	$12.8	$18.8
Cash paid during the year for income taxes, net of refunds received	36.8	26.6
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Accrued capital expenditure additions	$25.6	$35.6
Non-cash capital contribution associated with special share purchase transaction	13.8	—

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or
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